UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2015

DISCOVERY GOLD CORPORATION
 (Exact name of Company as specified in its charter)

Nevada	000-54709	27-2616571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
9605 WEST 49TH AVENUE SUITE 200 Wheatridge, CO 80037 (Address of principal executive offices 303-968-3281 (Company’s Telephone Number)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On January 13, 2015, Discovery Gold Corporation, a Nevada corporation (the “Company”) entered into a share exchange agreement (“Exchange Agreement”) with SMM Manufacturing, Inc., a California corporation engaged in the development, manufacturing, and sales of active chlorine dioxide based products for commercial and consumer use (“SMM”), and all the shareholders of SMM (“SMM Shareholders”), to acquire 100% of the issued and outstanding common stock of SMM.  Pursuant to the Exchange Agreement, the Company would issue an aggregate of 1,385,868 shares of Series A Convertible Preferred Stock, par value $0.001 per share to SMM Shareholders with the result that SMM would become a wholly owned subsidiary of the Company upon closing of the transaction.

On February 24, 2015, the Company, SMM and SMM Shareholders entered into a termination and release agreement to terminate the Share exchange Agreement. As a result of such termination, the Exchange Agreement is of no further force and effect.

Item 8.01   Other Events.

In order to pursue an alternative transaction to create potential value for shareholders, the Company is in the process of disposing of its Ghana subsidiary and exchanging shares for debt with creditors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY GOLD CORPORATION

Date: February 27, 2015	By: /s/ Stephen E. Flechner
Stephen E. Flechner
Chief Executive Officer